Exhibit A
Wachovia Securities, LLC
Rule 10b5-1 Trading Plan
(Stock Only)
This trading plan is entered into on November, 2005, between the undersigned to sell common stock of Motorcar Parts of America, Inc. (Company).
A.	Implementation
1.	You appoint us as your agent to sell these shares as described below and in compliance with Rule 10b5-l(c)(1) of the Securities Exchange Act of 1934, and we accept that appointment. As your agent, we are authorized to take any actions needed to implement this trading plan.
2.	We will not execute any sales until after Nov. 17, 2005. We will cease selling shares on the earlier of Nov. 17, 2006, or the date that the total number of shares Sold is 95,000 Under no circumstances will the plan trading period be longer than two (2) years.
3.	We will not sell these shares if we identify a market disruption, banking moratorium, or other crisis that could affect our ability to sell.
4.	If we cannot sell shares on any particular transaction day, then (select one):
☐	We may sell such shares as soon as practicable on the immediately succeeding transaction day; however, in no event may such shares be sold later than the fourth business day after that particular transaction day.

☐	Our obligation to sell shares on that particular transaction day will be satisfied.
If any type of shortfall exists after the close of trading on the last transaction day of the plan trading period, then our authority to sell such shares will terminate.
5.	Any daily trade amount or minimum sale price will be adjusted automatically and proportionately to take into account a stock split, reverse stock split or stock dividend.
B.	Sale of Stock
1.	You will deliver 95,690 shares of common stock (except shares underlying options) into an account with us, titled in your name.
2.	A transaction day is (select one):
☐	Any day that the exchange where these shares are traded is open;

☑	(insert any other criteria or conditions) any trading day for the Bulletin Board 20,000 shares to end of November 2005, 20,000 shares during Dec. 2005.
3.	We will sell these shares on each transaction day, subject to the following pricing restrictions (select one):
☐	We will not sell any shares at a price of less than $9.00 per share (before deducting commissions and other expenses of sale);

☐	No pricing restrictions; or

☐	(insert any other pricing restrictions)
4.	We will sell the following number of shares on each transaction day (select one):
☐	shares;

☑	(insert any other criteria or conditions) your discretion, sales should not be in a manner which unduly affects the market.
C.	Restricted Stock
1.	If these shares are restricted stock under Rule 144 of the Securities Act of 1933, you will complete and deliver to us a Rule 144 Seller’s Representation Letter (attached as Exhibit A) and a Form 144 on request. Form 144 will contain the following footnote: “The shares covered by this Form 144 are being sold pursuant to a Rule 10b5-l trading plan dated Nov. 17, 2005, and the representation below regarding the seller’s knowledge of material information is as of the adoption of that plan.” We will file Form 144 on your behalf for shares sold under this trading plan.
2.	You represent that these shares are eligible for sale under Rule 144, and you agree that you will not do anything that would make them ineligible. Any volume limitations under Rule 144 must be complied with at the time of sale, If you have taken action to sell other securities of the Company, then you must notify us. Such sales may preclude us from selling under this plan.

D.	Your Representations to Us

1.	You are not aware of any inside information concerning the Company, and if you later become aware of such information, you will not communicate the information to us. You are entering into this plan in good faith, with no intent to evade compliance with the securities laws.

2.	These shares are not subject to any liens or other limitations on sale other than those that may be imposed by Rule 144 under the Securities Act of 1933.

3.	You will notify us as soon as possible if an event occurs that would prohibit any sale of these shares (such as a legal, accounting, or regulatory restriction, a change in control of the Company, or a recapitalization of the Company’s stock). Such notice must indicate the duration of the restriction, but must not include any information that would violate insider trading laws.

4.	This trading plan does not violate (a) any law, (b) any agreement binding on you, or (c) any judgment, order or decree of any governmental body, agency or court having Jurisdiction over you.

5.	You will make no other arrangement involving these shares.

6.	You will promptly file as required under Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934.

7.	Except as specified in Section B of this plan, you do not have, and will not attempt to exercise, any influence over sales under this plan.

8.	You have given the Company an opportunity to review this plan. The Company has acknowledged the existence of this plan and that it does not violate any insider trading policy of the Company.

9.	You have consulted with your own advisors on legal, tax, business, or financial aspects of this plan and have not relied on us in connection with adopting it.

10.	You will notify us immediately in writing if any of these representations becomes false.

E.	Termination

1.	This trading plan will be is terminated by:
a.	Completion of all sales contemplated under this plan; or

b.	Either of us at any time, with at least thirty (30) days’written notice; or

c.	Our receipt of a notice regarding (i) an event that would prohibit or restrict sales, (ii) your bankruptcy or insolvency, or (iii) your death.
Any termination under subsection (b) or (c) of this section will require you to enter into a new Rule 10b5-1 plan with us to continue your trading arrangement.
2.	Whenever you do not have insider information about the Company, you can modify this agreement by executing a new Rule 10b5-1 trading plan.

F.	Indemnification; Limitation of Liability

1.	You agree to indemnify and hold harmless us, and our directors, officers, employees, agents and affiliates, against any claims (including any expenses we incur) with respect to any lawsuit, Investigation, or other proceeding based on the transactions contemplated under this plan, except for expenses incurred by you as a result of our gross negligence or willful misconduct. This indemnification will survive termination of the plan.

2.	Neither we nor any of our directors, officers, employees, agents or affiliates will be liable to you or any other person or entity:
a.	As a result of actions taken or not taken by any of us under this plan, except in the case of our gross negligence or willful misconduct;

b.	For special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind; or

c.	For any failure to perform, or to cease performance, that results from a circumstance beyond our control.
G.	General

1.	You will pay us $ per share sold.

2.	In addition to the General Account Agreement and Disclosure Document, this trading plan constitutes the entire agreement between us and supersedes any previous agreements or understandings. If the terms of this plan conflict with the terms of the General Account Agreement and Disclosure Document, this plan win govern.

3.	You may not assign or delegate your rights and obligations under this plan without our written permission. We may assign this trading plan to our affiliates with written notice to you.

4.	You and the Company will provide all notices to us either by facsimile at or by certified mail at the following address:

Wachovia, Securities, LLC

Attn:

5.	This plan may be signed in counterparts, each of which will be an original, with the same effect as if the signatures on all counterparts were on the same document.

6.	If any provision of this plan becomes inconsistent with any applicable law or regulation, that provision will be modified or rescinded as needed to comply with the law or regulation. All other provisions will remain in effect.

7.	This trading plan will be governed by the laws of the Commonwealth of Virginia, exclusive of its choice of law rules.
IN WITNESS WHEREOF, we have entered into this trading plan as of the date written above.

CLIENT		WACHOVIA SECURITIES, LLC

Signature:	/s/ Richard Marks	By:

Print Name:	Richard Marks	Print Name:

Title: Financial Advisor

By:

Print Name:

Title: Branch Manager

Acknowledged by:

(Name of Company)
By:

Print Name:

Title:

EXHIBIT A
FORM OF RULE 144 SELLER REPRESENTATION LETTER

First Clearing, LLC	Date: (mm/dd/yyyy)
10700 Wheat First Drive
Post Office Box 6600
Glen Allen. Virginia 23058-6600

Ladies and Gentlemen.
In connection with my request that you sell for my account, under a Rule 10b5-1 trading plan. securities of MPAA (the “Company”), I represent to you that.
1.	If the securities are considered “restricted” under Rule 144, at least one year has elapsed since I acquired the securities from the Company. If I purchased the securities, they have been fully paid for at least one year.

2.	I have provided you with a Form 144 Notice of Proposed Sale of Securities pursuant to Rule 144, which you will file on my behalf with the SEC before or when you place any order to sell. All statements that I have made and information on the form are true and correct in all respects.

3.	I will not make any payment except to you in connection with the execution of an order to sell, and you will receive from me normal brokers’ commission.

4.	I have not directly or indirectly pursued orders to buy in connection with the proposed sale, and I will not do so.

5.	I do not intend to sell additional securities of the same class through any other means, either individually or as part of a group.

6.	During the past three months, the amount of securities of the same class sold by all “persons,” as defined in Rule 144, whose sales are required to be taken into consideration was Zero This amount does not exceed the greater of either (a) or (b) below:
a.	One percent (1%) of the total outstanding class of shares of the Company’s stock.

b.	The average weekly trading volume of the Company’s stock on all national securities exchanges (Nasdaq Included) during the four weeks preceding the filing of my Form 144 notice with the SEC.
7.	I believe that the Company has complied with the reporting requirements of Rule 144.

8.	I understand that the transfer agent’s delay in transferring the securities may delay the payment of the proceeds of the sale.

9.	I consent to First Clearing, LLC communicating and conferring with the Company, its attorney, and its transfer agent in connection with my order, and I understand that the proceeds of sale may not be paid until the securities have been transferred into the name of First Clearing, LLC.

10.	I understand that in effecting the sale of securities in this manner, you are relying on the truth and accuracy of the information in this letter and in my Form 144 notice. I agree to indemnify and hold harmless you and your affiliates, including your respective officers, directors, employees, agents and assigns, against any claims (including legal fees) incurred by you or your affiliates arising out of the sale and transfer of the securities.

/s/ Richard Marks

Signature

5576 4030 Account Number